Exhibit 10.13

Private & Confidential

Wednesday, October 25, 2000

Mr. LALIT VIJ

H 33, Sector 25

NOIDA

Tel: 91 118 4539541

EMPLOYMENT CONTRACT

Dear Lalit,

Subsequent to the meetings between Exl-Service India Private Limited and you, we are pleased to make an offer of employment on the following terms and conditions:

1.	Appointment

1.1	You shall be appointed to the position of Vice President - Operations.

1.2	You will join as early as possible but not later than Nov 18th, 2000.

1.3	You shall be based in NOIDA but will serve the Company or any of its subsidiaries or associated companies in any location within or outside of India.

1.4	Your employment with the Company is subject to:

(a)	Your undergoing a pre-employment medical examination and being declared fit; and,

(b)	The accuracy of the testimonials and information provided by you; and,

(c)	Your being free from any contractual restrictions preventing you from accepting this offer or starting work on the above-mentioned date; and,

(d)	Your providing two satisfactory references.

2.	Remuneration

2.1.	As an employee of the Company you will receive an Annual Fixed Salary of Rupees 2,307,433.00. This will be disbursed to you in accordance with the prevailing standard compensation plans of the company, information on which will be provided to you upon joining the company.

2.2.	Additionally, you will receive a one time lump-sum amount of Rupees 400,000.00 on joining the Company.

2.3.	You will receive an amount towards annual qualifying discretionary bonus based entirely on the management’s assessment of your performance during the previous year (January to December). The details of the scheme, including the nature of your participation and extent of the award, will be separately discussed with you by the management.

2.4.	You shall be eligible to participate in the Company’s Stock Options Program and we are pleased to award you ten thousand stocks from the date of joining. Additionally, you will receive seven thousand five hundred stocks each on the first and second anniversary of your date of joining. The details of the scheme will be separately discussed with you by the management.

2.5.	The payments described above will not be further grossed up for taxes and you will be responsible for the payment of taxes with respect to such payments, that are deducted at source as per the prevailing rules.

A -102, Sector 58. Noida (UP) - 201301 India (+91-11-8-4586970, 4586971, 4514394 Fax : +91-11-8-4514395

Regd. Off. 103A Ashoka Estate, Barakhamba Road, New Delhi - 110001

2.6.	The remuneration paid to you has taken into consideration the status and responsibilities of the appointment and as such, you will not be entitled to any other payment by way of overtime and other allowances.

3.	Probation

3.1	You will serve a probationary period of six months. During the period of probation the contract may be terminated by either party by giving one month’s notice in writing or payment of salary in lieu thereof. On satisfactory completion of your probation your services will be confirmed by the management in writing.

3.2	The Company reserves the right to extend the probationary period in the event that your performance is not up to expectation.

4.	Code of Conduct

4.1	You shall, at all times, be required to carry out such duties and responsibilities as may be assigned to you by the Company and shall faithfully and diligently perform these in compliance with established policies and procedures, endeavoring to the best of your ability to protect and promote the interests of the Company.

4.2	You shall not, except with the written permission of the Company, engage directly or indirectly in any other business, occupation or activity, whether as a principal, agent or otherwise, which will be detrimental, whether directly or indirectly, to the Company’s interests.

4.3	You shall keep strictly confidential details of your salary and employment benefits within and outside the Company.

4.4	You shall not disclose or divulge any confidential information related to the Company’s business or its customers which may come to your knowledge or possession during the tenure of your employment, and which should not be disclosed or made public save in the course of the proper execution of your duties.

4.5	You undertake not to make copies or duplicates of confidential or sensitive property or material including but not limited to keys, access cards, diskettes, photographs or such other proprietary information relating to the Company’s business.

4.6	You will be bound by the Code of Conduct and all other rules, regulations, policies and orders issued by the Company from time to time in relation to your conduct, discipline and service condition such as leave, medical, retirement, etc. as if these conduct rules, regulations, policies et al, were part of this contract of appointment.

5.	Working Hours

5.1	Exl practices a 48-hour work week for all staff and management employees. Actual work timings and shifts may vary from time to time based on business and customer service requirements. You will be advised by your supervisor or manager of the working hours, break period and weekly rest day(s) for your unit.

6.	Termination of Employment

6.1	Either the Company or you may at any time terminate this agreement by giving in writing to the other party one month’s notice during your probationary period or three months’ notice after confirmation or in lieu thereof a sum equal to the amount or pro-rated amount of salary which would have been accrued to you during the period or remaining period of notice.

[GRAPHIC]

A -102, Sector 58, Noida (UP) - 201301 India (+91-11-8-4586970, 4586971, 4514394 Fax : +91-11-8-4514395

Regd. Off. 103A Ashoka Estate, Barakhamba Road, New Delhi - 110001

6.2	Company reserves the right not to relieve you of your services in the event that all Company documents / property in your custody have not been properly handed over by you to an authorized representative.

6.3	Absence for a continuous period of eight days without prior approval of your superior, (including overstay of leave / training), can lead to your services being terminated without notice or explanation.

7.	Retirement

a.	You shall retire on your 58th birthday or the last day before this, if your birthday does not fall on a working day.

b.	You may be retired earlier if found medically unfit.

Kindly sign and return a copy of this letter. Please initial each page in acceptance of the terms and conditions set out herein.

We welcome you and wish you every success in your career with Exl-Service India Private Limited.

Yours sincerely,
for Exl-Service India Private Limited

/s/ Vikram Talwar
VIKRAM TALWAR Chief Operating Officer

I accept the terms and conditions of this letter

/s/ Lalit Vij	4/11/2000
Lalit Vij

A -102, Sector 58, Noida (UP) - 201301 India (+91-11-8-4586970, 4586971, 4514394 Fax : +91-11-8-4514395

Regd. Off. 103A Ashoka Estate, Barakhamba Road, New Delhi - 110001